Exhibit 99.39

Catch the High-Speed Action Again! American Rebel Light Beer NHRA 4-Wide Nationals Replay on FS1 - May 8, 2025

Buckle up, crack open a cold American Rebel Light Beer, and get ready for pure NHRA excitement on the FS1 telecast!

Nashville, TN, May 08, 2025 (GLOBE NEWSWIRE) -- American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), creator of American Rebel Light Beer ( americanrebelbeer.com ) and a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel ( americanrebel.com ), is excited to announce that racing fans get another chance to witness the adrenaline-pumping excitement of NHRA’s 4-Wide Nationals , presented by American Rebel Light Beer , airing Thursday, May 8, 2025 , on FS1’s NHRA Sportsman Series (check your local listings) . Total combined television audience viewership was over 700,000 on the original broadcasts and is expected to exceed 900,000 viewers once the audience totals are finalized.

Following a record-breaking weekend at Charlotte Motor Speedway’s zMAX Dragway (April 25–27, 2025) , viewers can relive the historic 1,000th Top Fuel race , featuring four-wide drag racing at speeds over 300 mph – the fastest accelerating machines on the planet! American Rebel Light Beer , America’s fastest growing beer was featured prominently as the title sponsor and is a perfect match with the NHRA and our sponsorship with TSR Nitro Racing ( tsrnitro.com ).

What to Expect on FS1 NHRA Sportsman Series Replay:

●	Date: Thursday, May 8, 2025
●	Network: FS1
●	Featured Racing: Super Stock, Stock Eliminator, Super Comp, Super Gas, and Top Sportsman

American Rebel Light Beer: A Bold and Growing Presence in Motorsports

The official title sponsorship of the NHRA 4-Wide Nationals marked a major milestone for American Rebel Light Beer , reinforcing its event-driven, patriotic brand identity . The beer’s trackside activations, promotional tents, and sampling stations helped expand its presence in North Carolina , fueling racing fans with America’s Patriotic, God Fearing, Constitution Loving, National Anthem Singing, Stand Your Ground Beer .

Marketing Highlights:

●	Original Broadcast Audience: Nearly 700,000 viewers
●	Expected Final Viewership : Up to 1 million, including FS1 Sportsman Series replays
●	NHRA Social Media Reach : Over 9.2 million impressions
●	Live Concert Experience : American Rebel CEO Andy Ross performed a patriotic rock ‘n’ roll show between Nitro Qualifying Sessions

Don’t Miss the Replay and look for the American Rebel Light Funny Car driven by Matt Hagan and the American Rebel Light Pro Stock Motorcycle driven by John Hall. Tune in Thursday, May 8, 2025 , on FS1 , and experience the raw horsepower, side-by-side battles, and all-American racing energy of NHRA’s Sportsman Series , powered by American Rebel Light Beer .

American Rebel Light Funny Car

The American Rebel Light Funny Car , driven by four-time NHRA Funny Car champion Matt Hagan , is a high-horsepower, American-made beast that embodies the bold, patriotic spirit of American Rebel Light Beer .

Car Specs & Performance:

●	Supercharged Hemi engine , pushing over 11,000 horsepower
●	Capable of 330+ MPH in under 4 seconds
●	Patriotic design wrap , featuring American Rebel Light Beer’s bold branding
●	Drew massive fan engagement with trackside meet & greets, beer promotions, and live music from American Rebel CEO Andy Ross

With Matt Hagan behind the wheel , the American Rebel Light Funny Car isn’t just a race car—it’s a high-speed symbol of freedom, power, and unapologetic American pride just like American Rebel Light Beer.

Fast, fearless, and fueled by the spirit of American Rebel Light Beer—this Funny Car is built to win!

American Rebel Light Pro Stock Motorcycle

The American Rebel Pro Stock Motorcycle, piloted by John Hall, is a high-performance, all-American machine built for speed, power, and precision on the NHRA drag racing circuit.

Bike Specs & Performance:

●	V-Twin engine, delivering high-horsepower acceleration
●	Capable of 6-second quarter-mile runs at speeds exceeding 200 mph
●	Wrapped in the American Rebel Light Beer brand symbolizing bold, stand-your-ground energy

NHRA Sportsman Series

●	The NHRA Sportsman Series on FS1 features Lucas Oil Drag Racing Series events, showcasing amateur and semi-professional racers competing in various sportsman-level categories . These races include Super Stock, Stock Eliminator, Super Comp, Super Gas, and Top Sportsman , among others.
●	FS1 and FS2 air NHRA Sportsman Series events throughout the season, often as part of NHRA national event weekends . The broadcasts highlight grassroots drag racing , giving fans a look at up-and-coming drivers and regional competitors .
●	For the 2025 season , FS1 is scheduled to air multiple NHRA Sportsman Series events.

About American Rebel Light:

American Rebel Light is more than just a beer—it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion.

For more information about American Rebel Light and its sponsorship of the NHRA 4-Wide Nationals, visit American Rebel Light NHRA 4-Wide Nationals | Events | Charlotte Motor Speedway or follow us on social media @AmericanRebelBeer

Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida and Indiana and is adding new distributors and territories regularly. For more information about the launch events and the availability of American Rebel Beer, please visit americanrebelbeer.com or follow us on our social media platforms.

Produced in partnership with AlcSource, American Rebel Light Beer ( americanrebelbeer.com ) is a domestic premium light lager celebrated for its exceptional quality and patriotic values. It stands out as America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp, Clean and Bold Taste with a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass produced beers.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Light Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit americanrebel.com and americanrebelbeer.com. For investor information, visit americanrebelbeer.com/investor-relations .

American Rebel Holdings, Inc.

info@americanrebel.com

American Rebel Beverages, LLC

Todd Porter, President

tporter@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of a launch party, actual launch timing and availability of American Rebel Beer, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

tporter@americanrebelbeer.com
info@americanrebel.com

For more details on American Rebel Light Beer and upcoming events, visit www.AmericanRebelBeer.com or follow @AmericanRebelBeer on social media.